Exhibit 16.1

September 25, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 25, 2008, of Sirius XM Radio Inc. and are in agreement with the statements contained in the second through the fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, NY